Exhibit 99

NEWS RELEASE

IGC REPORTS AFFILIATE'S LAWSUIT FILED AGAINST U.S. VIRGIN ISLANDS PUBLIC UTILITY

FOR IMMEDIATE RELEASE July 28, 2004	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC") (AMEX: IGC; PCX) today reported that its affiliate, Caribe Waste Technologies, Inc. ("CWT"), has filed a lawsuit alleging breach of contract, tort and other claims against the Virgin Islands Water And Power Authority ("WAPA"). The lawsuit was filed in Federal District Court in St. Thomas. The complaint alleges that WAPA has refused to negotiate a power purchase agreement in violation of law and its own written agreement with CWT.

CWT and its alliance partners were selected in a competitive procurement in November 2000 to provide comprehensive waste management services to solve the Islands' solid waste crisis. The complaint alleges that CWT reached agreement in principle with the government, in late spring 2001, for a contract to process solid waste. All that remained to finalize the government contract and for the project to proceed was for WAPA to contract to purchase the facility's export power at "avoided cost".

The complaint further alleges that WAPA was required both by law and its own agreement to purchase the facility's power, but refused to negotiate in good faith, and instead engaged in a course of conduct designed to intentionally harm CWT and prevent the project from proceeding.

Mark Augenblick, President of IGC, said that the litigation was filed only after CWT had done everything possible to persuade WAPA to follow the law. He said the Company had expended millions of dollars in responding to the procurement, successfully negotiating a waste processing contract with the government, and trying to get WAPA to follow the law and honor its own agreement. Mr. Augenblick said that Virgin Islands Governor Turnbull has expressed strong support for the project. Nevertheless, the project cannot proceed unless WAPA purchases the facility's export electricity, which it has refused to do.

Mr. Augenblick said that CWT would pursue its claims vigorously. He expressed confidence that CWT's claims were well founded. He said the only way at this time to protect the company and its unit holders' interests was to pursue its legal remedies.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Numerous factors could cause results to differ, including but not limited to, the uncertainties inherent in litigation. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained.

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